Attachment for Form N-8F

Question 21. Does the fund have any outstanding debts or any other liabilities?

[x] Yes [ ] No

(a) Administration and transfer fees $ 31,500
     Legal fees                                  $   4,200
    Auditing fees                               $15,000
    State filing fees                            $     300
    Federal excise tax                       $       10

(b) All of these liabilities and any other liabilities will be paid by Stockback Advisers, LLC.

Question 22(a) (iii).  Other expenses

Directors Meeting Fee            $ 2,250